Frontier Communications Corporation
                                3 High Ridge Park
                           Stamford, Connecticut 06905
                                 (203) 614-5675

                                 August 4, 2009

BY EDGAR - CORRESPONDENCE
-------------------------

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re:      Frontier Communications Corporation
         Form 10-K for the year ended December 31, 2008
         Filed February 27, 2009
         File No. 1-11001
         Notice of Extension to Respond to Commission Comments
         -----------------------------------------------------

Ladies and Gentlemen:

     Reference is made to the letter, dated July 21, 2009, from the Staff of the Securities and Exchange Commission setting forth the Staff's comments on the Annual Report on Form 10-K for the year ended December 31, 2008 of Frontier Communications Corporation (the "Company") and the Company's Form 10-Q for the quarter ended March 31, 2009. As per my conversation with Joseph Kempf, Senior Staff Accountant, the Company intends to respond to the Staff's comments no later than August 28, 2009.

     Please let me know if this will be a problem. I can be reached at (203) 614-5675.

                                     Sincerely,

                                     /s/ David G. Schwartz
                                     --------------------------------------
                                     David G. Schwartz
                                     Vice President, Deputy General Counsel
                                     and Assistant Secretary